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News Release

Feb. 22, 2010

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Announces Preliminary 2009 Year-end Financial Results

ATLANTA, Feb. 22, 2010 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the year ended Dec. 31, 2009. The Bank will announce 2009 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 25, 2010.

As of Dec. 31, 2009, total assets were $151.3 billion, a decrease of $57.3 billion, or 27.5 percent, from Dec. 31, 2008. The decrease in total assets was primarily a result of a decrease in advances and held-to-maturity securities during the year.

Advances decreased $51.3 billion, or 30.9 percent, to $114.6 billion as of Dec. 31, 2009 from $165.9 billion at Dec. 31, 2008. The decrease in advances was due primarily to regularly-scheduled repayments, prepayments as a result of member failures, and a decrease in demand for new advances resulting from members' increased deposit balances, slower loan growth, and access to alternative sources of funding. Held-to-maturity securities decreased during the year as a result of principal repayments and maturities, a continued decline in new purchases of mortgage-backed securities (MBS) by the Bank, and other-than-temporary impairment losses.

Net income for 2009 was $283.5 million, a $29.7 million, or an 11.7 percent, increase from net income of $253.8 million for 2008. The Bank's return on average equity was 3.58% for the year ended Dec. 31, 2009 as compared to 2.95% for the year ended Dec. 31, 2008. The increase in net income in 2009 was the result of a reduction in other expenses primarily related to the establishment of a reserve in the amount of $170.5 million in 2008 for a receivable due from Lehman Special Financing, Inc., partially offset with an increase in other-than-temporary impairment losses of $130.3 million.  Combined net interest income and other income, excluding other-than-temporary impairment losses, was virtually unchanged from 2008 to 2009.

As of Dec. 31, 2009, total capital was $8.3 billion, a decrease of $640.3 million, or 7.20 percent, from Dec. 31, 2008. The decrease in total capital was primarily a result of a decrease in the Bank's activity-based stock during the year that corresponds to the decrease in advances and the recording of $560.6 million in other comprehensive loss related to the Bank's private-label MBS. The Bank's retained earnings increased during 2009 by $437.9 million to $872.8 million as of Dec. 31, 2009. At Dec. 31, 2009, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

"The Bank's performance during the past year reflects its ongoing commitment to prudent financial management policies as it continues to execute its mission," said Richard A. Dorfman, FHLBank Atlanta President and Chief Executive Officer. "Our year-end capital position, retained earnings, and strong net income will help us manage operations as credit markets and the economy improve."

Federal Home Loan Bank of Atlanta Financial Highlights (Unaudited) (dollars in millions)
Statements of Condition	December 31, 2009	December 31, 2008
Advances	$114,580	$165,856
Investments	32,940	38,376
Total Assets	151,311	208,564
Total Capital	8,253	8,893
Capital-to-Assets Ratio (GAAP)	5.45%	4.26%
Capital-to-Assets Ratio (Regulatory)	6.07%	4.29%

Operating Results and Performance Ratios	December 31, 2009	December 31, 2008
Net Income	$283	$254
Return on Average Assets	0.16%	0.13%
Return on Average Equity	3.58%	2.95%

Additional financial information concerning the Bank's results of operations for the most recently completed year will be available in the Bank's Form 10-K scheduled to be filed on or about March 25, 2010 with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

About the Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help approximately 1,200 member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $3.6 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

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